Exhibit 99.1

Company Contact: Kirk Patterson SVP and CFO Staktek Holdings, Inc. (512) 454-9531 investors@staktek.com	Investor Contact: Beverly Twing Shelton - Investor Relations For Staktek Holdings (972) 385-0286 investors@staktek.com

Staktek Announces Appointment

to its Board of Directors

Former Dell executive Joe Marengi to add expertise to Board

Austin, TX—October 16, 2007—Staktek Holdings, Inc. [NASDAQ: STAK], a market-leading provider of intellectual property and services for next-generation module technologies, today announced that Joe Marengi has joined its Board of Directors. Marengi has been a venture partner with Austin Ventures since August 2007, and formerly spent 10 years with Dell Inc. (NASDAQ: DELL), most recently as senior vice president and general manager of Dell Americas. At Dell, he was responsible for all of Dell’s operations in the Americas’ region, including sales, marketing, manufacturing and service. His focus was on the corporate and public institution customer base. He joined Dell from Novell (NASDAQ: NOVL), where he most recently served as president and chief operating officer and was responsible for strategy and day-to-day operations of the company. Marengi fills the board seat vacated by Ed Olkkola, who served as a director since January 2005.

“Joe’s breadth and depth of experience will be a tremendous asset for us moving forward. He has significant experience in many areas, particularly given his broad responsibilities at Dell and Novell, which will serve as a strong complement to our current Board of Directors. We look forward to working with him to assist us as we focus on expanding the company’s reach into new markets,” stated Wayne R. Lieberman, Staktek’s president and chief executive officer.

Marengi currently serves on the Board of Directors of two other public companies: Hovnanian Enterprises (NYSE:HOV), a Fortune 500 Homebuilder and Quantum Corporation (NYSE:QTM), a technology company specializing in storage back-up, recovery, and archiving. Also as part of his role at Austin Ventures, he works with several of the Austin Ventures’ portfolio companies.

Marengi earned a bachelor’s degree from the University of Massachusetts, Boston, and a master’s degree from the University of Southern California, Los Angeles.

About Staktek:

Staktek is a market-leading provider of intellectual property and services for next-generation module technologies for high-speed, high-capacity systems. Staktek’s TSOP and BGA memory stacking solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technologies. Staktek’s ArctiCore™ is a module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core and is designed for superior thermal, mechanical and electrical performance. With an IP portfolio of more than 200 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two ISO-certified manufacturing facilities in Irvine, California and Reynosa, Mexico. For more information, go to http://www.staktek.com.

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Staktek is a trademark of Staktek Group LP.